EXHIBIT 99.1

Accuray President and Chief Executive Officer Suzanne Winter Returns from Medical Leave of Absence

MADISON, Wis., October 15, 2024 -- Accuray Incorporated (NASDAQ: ARAY) announced that, effective as of today, Suzanne Winter has returned from her temporary medical leave and assumed her full duties as President and Chief Executive Officer. Sandeep Chalke, who has served as interim CEO during Ms. Winter’s absence, will continue in his position as Senior Vice President and Chief Commercial Officer.

“On behalf of the entire Board of Directors, I am delighted Suzanne has resumed her role as CEO. We appreciate the leadership provided by Sandeep in her absence and the support of the global Accuray team," said Joseph Whitters, Chairman of the Board at Accuray.

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, X, and YouTube.

Investor Contact

Aman Patel, CFA

Investor Relations, ICR-Westwicke

+1 (443) 450-4191

aman.patel@westwicke.com

Media Contact

Beth Kaplan

Public Relations Director, Accuray

+1 (408) 789-4426

bkaplan@accuray.com